Exhibit 3.2

CERTIFICATE OF ELIMINATION OF

SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK

OF

BIOSTAGE, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

Biostage, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.              The Amended and Restated Certificate of Incorporation, as amended (the “Charter”), of the Company authorizes 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

2.              The Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock of the Company, dated October 31, 2013, designated 5,000 shares of the Preferred Stock as Series A Junior Participating Cumulative Preferred Stock (the “Series A Preferred Stock”).

3.              Pursuant to the provisions of Section 151(g) of the DGCL, the Board of Directors of the Company adopted the following resolutions:

FURTHER RESOLVED, that none of the authorized shares of preferred stock, par value $0.01, of the Company designated as Series A Junior Participating Cumulative Preferred Stock (the “Series A Preferred Stock”) have been issued or are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued;

FURTHER RESOLVED, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on October 31, 2013;

FURTHER RESOLVED, that the Authorized Officers hereby are, and each of them acting singly hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

4.              Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Charter are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its Chief Executive Officer this 17th day of August, 2017.

BIOSTAGE, INC.

By:	/s/ James McGorry
James McGorry
Chief Executive Officer